EXHIBIT 10.23

NOTE EXTENSION:

PPD PARTNERS hereby agrees to extend SEA TIGER, INC, 8% Convertible Debenture Due September 30, 2010 (4PPD) in the amount of $25,000 until September 30. 2011.